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                                                                    EXHIBIT 99.1
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Contacts:
ANALYSTS: John P. Jacunski, Vice President & CFO, 330-841-8300
MEDIA: Tim Roberts, Public Affairs Manager, 330-841-8205

                    WCI STEEL, INC. FILES CHAPTER 11 PETITION

     OPERATIONS TO CONTINUE UNINTERRUPTED; COMPANY WILL PURSUE
PREVIOUSLY ANNOUNCED RESTRUCTURING WITHIN THE BANKRUPTCY PROCESS

          (WARREN, OHIO) Sept. 16, 2003 - WCI Steel, Inc. today

filed a voluntary petition for protection under Chapter 11 of the

U.S. Bankruptcy Code in the United States Bankruptcy Court for

the Northern District of Ohio, Eastern Division, in Youngstown.

         Edward R. Caine, president and chief executive officer of

WCI, said, "Although we very much had hoped to accomplish the restructuring of the company outside of bankruptcy, industry conditions and our cash position forced us to take this step in order to protect the future of the company. The restructuring will continue under court protection, and WCI will maintain normal operations during the process."

         Caine continued, "We intend to fulfill our commitments to

our employees, retirees and customers without interruption while we reorganize under court protection. We remain committed to
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providing our customers with high-quality products delivered on time and supported by superior customer and technical service.

We deeply appreciate our customers' loyalty, and I assure them that meeting their needs remains our highest priority."

         WCI also announced that it is seeking immediate bankruptcy court approval of $110 million in debtor-in-possession credit facilities consisting of a $100 million secured DIP financing from Congress Financial Corporation, Bank of America, N.A.,

and other lenders under its existing $100 million working capital facility (which includes a $15 million junior participation by The

Renco Group, Inc., WCI's ultimate parent) and an additional $10 million subordinated secured DIP facility to be provided by Renco.

These facilities are expected to provide the liquidity necessary to enable WCI to meet its obligations to its suppliers, customers and employees during the restructuring process and to emerge from

Chapter 11 reorganization proceedings with its desired

competitive financial and operating structure.

         "Renco's commitments in the aforementioned DIP financings

demonstrate its continued commitment to the long-term viability
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of WCI," said Caine.

WCI TO CONTINUE TURNAROUND STRATEGY WITHIN CHAPTER 11 PROCESS

         Caine said the company would continue to pursue the

previously announced strategic restructuring plan within the

Chapter 11 process. The key elements of the plan are:

- Restructuring the company's work systems. The new structure would create self-directed work teams that are expected to dramatically improve productivity through a reduction in employment levels and by providing more autonomy to the workforce. Plans for such work teams have been the subject of positive discussions between WCI and the United Steelworkers of America.

- Reducing the debt burden. A new capital structure is needed that reduces the burden associated with the company's long-term debt. Discussions have been under way since July with bondholders to improve the debt structure. These discussions will continue within the Chapter 11 processes. The company has retained Jefferies and Company as its financial advisor in this regard.

- Obtaining a capital infusion. As part of its endorsement of the strategic plan, Renco has indicated that it is receptive to making a substantial capital infusion to WCI.

         Caine said, "Our goal is to arrive at a consensual plan of reorganization and emerge as a newly capitalized, cost-

competitive company positioned to operate profitably in a

highly competitive marketplace."
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         WCI Steel is an integrated steelmaker producing more than

185 grades of custom and commodity flat-rolled steels at its

Warren, Ohio facility. WCI products are used by steel service centers, convertors, electrical equipment manufacturers and the automotive and construction markets. The company has

approximately 1,800 employees.

                                    -30-                                  03-4


FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. WCI cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: general economic and business conditions; demand for WCI's products; changes in industry capacity and levels of imports of steel or steel products; effectiveness of the remedies under Section 201 of the Trade Act of 1974; the ability to maintain sufficient liquidity during the restructuring process; the outcome of any on-going restructuring discussions or negotiations; the outcome of the Chapter 11 restructuring case; industry trends, including product pricing, competition; currency fluctuations; the loss of any significant customers; availability of qualified personnel; major equipment failures; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and the outcome of legal matters. By making these forward-looking statements, WCI does not
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undertake to update them in any manner except as may be required by the
Securities and Exchange Commission under federal laws.